Exhibit 10.2

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made on this day of April 20, 2025 (the “Effective Date”).

BETWEEN:

1.	VCI Holdings Limited, a British Virgin Islands business company (“VCI”) and Vietnam Biofuels Development Joint Stock Company, a joint stock company incorporated under the Laws of Vietnam (“VNB”, and together with VCI, the “Borrower”);

2.	International Media Acquisition Corp., a Delaware corporation (the “Lender”).

WHEREAS:

A.	The Lender and the Borrower entered into a merger agreement dated April 3, 2025 (the “Merger Agreement”), pursuant to which, among other things, International Media Mini Acquisition Corp. (“Purchaser”) a to be formed British Virgin Islands business company and wholly owned subsidiary of the Lender, will merger with and into Purchaser (the “Redomestication Merger”), in which Purchaser will be the surviving entity (the “Redomestication Merger Surviving Corporation”); and (ii) immediately after the Redomestication Merger, the parties hereto desire to effect a share purchase transaction, pursuant to which the Redomestication Merger Surviving Corporation will undertake to acquire 100% of the issued and outstanding shares of VCI, and, as consideration for such purchase, the Redomestication Merger Surviving Corporation shall issue shares to the shareholders of VCI (the “Share Purchase”). Following the Share Purchase, VCI will become a wholly-owned subsidiary of the Redomestication Merger Surviving Corporation;

B.	At the completion of the restructuring and prior to the closing of the Merger Agreement, VCI will own 100% of the issued share capital of VNB.

C.	The Borrower wishes to borrow money to cover certain expenses arising out of the Transaction until such time the Lender consummates its initial business combination with the Borrower (the “Transaction”);

D.	The Lender has agreed to provide a loan to the Borrower to be used by the Borrower exclusively for expenses directly arising out of the Transaction, or as otherwise agreed upon by the Lender (“Purpose of Loan”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows with effect from the Effective Date:

1.	Recitals Integral

1.1	The recitals above shall form an integral part of this Agreement.

2.	Amount and Purpose of Loan

2.1	The Lender hereby agrees to lend to the Borrower a loan in a maximum aggregate amount of Four Hundred Ninety-Nine Thousand Nine Hundred Dollars ($499,900.00) in lawful money of the United States of America (the “Loan”).

2.2	The Lender shall make $399,925 available to the Borrower by or before April 19 2025, and $99,975 by or before May 18, 2025.

2.3	The Borrower shall use the Loan solely for the Purpose of Loan.

3.	Interest on the Loan

No interest shall accrue on the unpaid balance of the Loan. In the Event of Default, an interest rate of 1% shall accrue and roll forward for each subsequent 30-day period (“Penalty”), but in no event shall exceed the maximum rate permitted by applicable laws in Hong Kong.

4.	Repayment of the Loan

4.1	The Borrower shall repay the principal amount of the Loan within thirty (30) days of the earlier of:, (i) the termination of the Merger Agreement, except where such termination shall have resulted from material breach by the Lender of the Merger Agreement, then the Loan shall be waived, (ii) the date on which the Parties determines that the Parties will not be able to consummate the Transaction. VCI and VNB will be jointly and severally liable for the repayment of the principal amount of the Loan.

4.2	The Borrower may prepay the Loan, in whole or in part, at any time without penalty.

4.3	All payments made by the Borrower to the Lender under this Agreement shall be made in immediately available funds and shall be paid by transfer to the bank account detailed in Appendix I.

4.4	Upon a successful consummation of the Transaction, the Loan repayment shall be waived at the option of the Borrower.

5.	Application of Payments

All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Agreement, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Loan.

6.	Events of Default

The following shall constitute an event of default (“Event of Default”):

6.1	Failure to Make Required Payments. Failure by Borrower to pay the principal of this Loan within one (1) business day following the date when due.

6.2	Voluntary Liquidation, Etc. The commencement by Borrower of a proceeding relating to its bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Borrower or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Borrower generally to pay its debts as such debts become due, or the taking of corporate action by Borrower in furtherance of any of the foregoing.

6.3	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Borrower or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Borrower, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.	Remedies.

7.1	Upon the occurrence of an Event of Default specified in Section 6.1 hereof, Lender may, by written notice to Borrower, declare the Loan to be due immediately and payable, whereupon the unpaid principal amount of this Loan, the Penalty, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

7.2	Upon the occurrence of an Event of Default specified in Sections 6.2 and 6.3, the unpaid principal balance of this Loan, the Penalty, and all other sums payable with regard to this Loan, shall automatically and immediately become due and payable, in all cases without any action on the part of Lender.

Waivers.

Borrower and all endorsers and guarantors of, and sureties for, this Loan waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Loan, all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note, and all benefits that might accrue to Borrower by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Borrower agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Lender.

8.	Statements Conclusive

The statement of the Lender as to any amount payable by the Borrower hereunder shall (in the absence of obvious error) be conclusive and binding on the parties hereto.

9.	Waiver; Amendments

No failure on the part of the Lender to exercise, or delay in exercising, any right shall operate as a waiver thereof, and no specific waiver shall be construed as a general waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Borrower and the Lender.

10.	Trust Waiver

Borrower that Lender has established a trust account for the benefit of its public shareholders pursuant to the certain investment management trust agreement, dated as of July 28, 2021, and as amended on January 27, 2023, July 31, 2023, January 2, 2024 and December 31, 2024 by and between the Lender and Continental Stock Transfer & Trust Company (the “IMTA”) and that, except for certain exceptions described in the Prospectus, Lender may disburse monies from the Trust Account only for the purposes set forth in the IMTA.

Notwithstanding anything herein to the contrary, Borrower hereby agrees that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that, he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Lender; provided that (a) nothing herein shall serve to limit or prohibit Borrower’s right to pursue a claim against the Lender for legal relief against monies or other assets held outside the Trust Account, or (b) for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim against the Lender to specifically perform its obligations under the Loan) so long as such claim would not affect the Lender’s ability to fulfill its obligation to effectuate any redemption.

11.	Severability

If any provision hereof shall be illegal or unenforceable for any reason, the legality and enforceability of the remainder of the provisions hereof shall not be affected or impaired thereby.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the parties to this Agreement in relation to the Loan, the Lender’s obligation to make or fund the Loan and the Borrower’s obligations in respect of the Loan, and supersedes any previous agreement, whether express or implied, regarding the Loan.

13.	Notices

All notices to be given under this Agreement shall be in writing and shall be served to the addresses stated below or to such other address as a party may subsequently designate in writing to the other parties. Alternatively, notices may be served by e-mail.

If to VCI:

VCI Holdings Limited

Tricor Services (BVI) Limited, 2/F, Palm Grove House, P.O. Box 3340,

Road Town, Tortola, British Virgin Islands

Attention: Navinderjeet Singh

Email: projects@valensint.com

If to VNB:

Vietnam Biofuels Development Joint Stock Company

Floor 4, TSG Lotus Sai Dong Tower, No. 190, Sai Dong Street, Viet Hung Ward,

Long Bien District, Hanoi City, Vietnam

Attention: Tran Duong

Email: board@vnbiofuels-jsc.com

If to the Lender, to:

International Media Acquisition Corp.

1604 US Highway 130, North Brunswick, NJ, 08902

Attention: Ms. Yu-Fang Chiu

Email: adachiu1003@gmail.com

14.	Assignment

14.1	This Agreement shall benefit and be binding upon the parties hereto and their respective successors and permitted assigns or transferees. Any reference in this Agreement to any party shall be construed accordingly.

14.2	The Lender shall not, at any time prior to completion of the Merger Agreement, assign, transfer or otherwise dispose of all or any of its rights or obligations under this Agreement without the prior written consent of the Borrower.

14.3	The Borrower shall not assign, transfer or otherwise dispose of all or any of its rights or obligations under this Agreement without the prior written consent of the Lender.

15.	Governing Law and Jurisdiction

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong Special Administrative Region. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrator shall be one. The arbitration proceedings shall be conducted in English. Each of the Lender and the Borrower waives any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement.

SIGNED on behalf of the parties hereto on the day and year first above written.

The Borrower:

For and on behalf of VCI Holdings Limited

/s/ Navinderjeet Singh

VCI Holdings Limited

Name:	Navinderjeet Singh
Title:	Director

For and on behalf of Vietnam Biofuels Development Joint Stock Company

/s/ Tran Trong Nghia

Vietnam Biofuels Development Joint Stock Company

Name:	Tran Trong Nghia
Title:	Director

The Lender:

For and on behalf of International Media Acquisition Corp.

/s/ Yu-Fang Chiu

International Media Acquisition Corp.

Name:	Yu-Fang Chiu
Title:	Chief Executive Officer